                                  EXHIBIT 12.1

                                                    Year Ended September 30,                           Three months ended,
                                ----------------------------------------------------------------      ----------------------
                                  1994          1995          1996          1997          1998        12/27/97       1/2/99
                                --------      --------      --------      --------      --------      --------      --------
Pre-tax income (loss)           $ 10,533      $ 56,629      $ 84,557      $ 85,714      $133,363      $ 25,647      $   (562)

Fixed charges:
 Interest expensed and
 capitalized and
 amortization of debt
 discount and premium
 on all indebtedness               3,975         4,041         7,089         6,394         8,879         1,945           442

Rental                             1,301         1,600         1,873         1,935         1,965           343           939
                                --------      --------      --------      --------      --------      --------      --------
Total fixed charges             $  5,276      $  5,641      $  8,962      $ 48,329      $ 10,844      $  2,288      $  1,381
                                ========      ========      ========      ========      ========      ========      ========

Pre-tax income (loss)
 plus fixed charges and
 amortization of
 capitalized interest,
 less interest capitalized      $ 15,809      $ 62,270      $ 93,519      $ 94,043      $144,207      $ 27,935      $    819

Ratio of earnings to
fixed charges                        3.0          11.0          10.4          11.3          13.3          12.2            --
                                ========      ========      ========      ========      ========      ========      ========

(1) For the three months ended January 2, 1999, earnings were insufficient to cover fixed charges by approximately $562,000.